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                                                                      Exhibit 11

                        ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)
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                                    Three Months Ended June 30,            Six Months Ended June 30,
                                    ----------------------------          --------------------------
                                       1997               1996              1997               1996
                                       ----               ----              ----               ----
Net income                            $   805            $   314           $ 7,007            $ 5,149
                                      =======            =======           =======            =======
Shares:
 Weighted average number
    of shares of common
    stock outstanding                  27,000             27,000            27,000             27,000

 Shares assumed issued
  (less shares assumed
  purchased for treasury)
  on stock options                        171                159               177                132
                                      -------            -------           -------            -------
Outstanding shares for primary
  earnings per share calculation       27,171             27,159            27,177             27,132
                                      =======            =======            ======             ======

Earnings per common share:            $  0.03            $  0.01           $  0.26            $  0.19
                                      =======            =======           =======            =======

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